Exhibit — (a)(10)
The China Securities Regulatory Commission (the CSRC), the Shenzhen Stock Exchange (the Shenzhen Stock Exchange), The Stock Exchange of Hong Kong Limited (the Hong Kong Stock Exchange) and the New York Stock Exchange (NYSE) take no responsibility for the contents of this Announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Announcement.
The Hong Kong Stock Exchange takes no responsibility for the contents of this Announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Announcement.
Neither the United States Securities and Exchange Commission (the SEC) nor any U.S. state securities commission has approved or disapproved of the Offer, passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the disclosure in this Announcement, and any representation to the contrary is a criminal offence.

(a joint stock limited company incorporated in the People’s Republic of China with limited liability)	(a joint stock limited company incorporated in the People’s Republic of China with limited liability)
(H Share Stock Code: 0857)	(A Share Stock Code: 000618)
(ADS Stock Symbol: PTR)	(H Share Stock Code: 0368)
(ADS Stock Symbol: JCC)
Financial adviser to PetroChina Company Limited
in relation to the H Share Offer
Citigroup Global Markets Asia Limited
Financial adviser to Jilin Chemical Industrial Company Limited in relation to the H Share Offer
SATISFACTION AND WAIVER OF PRE-CONDITIONS
AND
DESPATCH OF COMPOSITE DOCUMENT
RELATING TO
THE TAKEOVER OFFER OF
JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED
(1)	VOLUNTARY CONDITIONAL OFFER BY PETROCHINA COMPANY LIMITED TO ACQUIRE ALL THE OUTSTANDING A SHARES OF JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED NOT ALREADY OWNED BY PETROCHINA COMPANY LIMITED AND PARTIES ACTING IN CONCERT WITH IT.
(2)	FIRM INTENTION TO MAKE VOLUNTARY CONDITIONAL OFFER BY CITIGROUP GLOBAL MARKETS ASIA LIMITED ON BEHALF OF PETROCHINA COMPANY LIMITED AND (IN THE UNITED STATES ONLY) BY PETROCHINA COMPANY LIMITED TO ACQUIRE ALL THE OUTSTANDING H SHARES, INCLUDING ALL THE OUTSTANDING H SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES, OF JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED NOT ALREADY OWNED BY PETROCHINA COMPANY LIMITED AND PARTIES ACTING IN CONCERT WITH IT.

*	for identification purposes only

All the Pre-Conditions in relation to the making of the A Share Offer and the H Share Offer have been satisfied or waived on 15 November 2005. The Composite Document for the H Share Offer will be despatched to the Jilin H Shareholders on 16 November 2005.
Unless the H Share Offer is revised or extended with the consent of the Executive, or becomes or is declared unconditional at an earlier time, the latest time and date for acceptance of the H Share Offer will be 4:00 p.m. on 6 January 2006.
INTRODUCTION
On 28 October 2005, the Offeror and Jilin jointly announced (the Joint Announcement) that, subject to the satisfaction or waiver of the Pre-Conditions, Citigroup Global Markets Asia Limited on behalf of the Offeror and (in the United States only) the Offeror would make the H Share Offer for all the Jilin H Shares, including the Jilin H Shares underlying the Jilin ADSs, not already owned by the Offeror and parties acting in concert with it, and subject to the H Share Offer becoming unconditional in all respects, the Offeror would make the A Share Offer for all the Jilin A Shares not already owned by the Offeror and parties acting in concert with it.
Unless the context requires otherwise, terms defined in the Joint Announcement have the same meaning when used in this Announcement.
SATISFACTION OR WAIVER OF THE PRE-CONDITIONS
The Offeror announces that, on 15 November 2005, all of the Pre-Conditions have been satisfied or waived.
Accordingly, Citigroup Global Markets Asia Limited on behalf of the Offeror and (in the United States only) the Offeror will make the H Share Offer for all the Jilin H Shares (including the Jilin H Shares represented by the Jilin ADSs) not already owned by the Offeror and parties acting in concert with it, and subject to the H Share Offer becoming unconditional in all respects, the Offeror will make the A Share Offer for all the Jilin A Shares.
DESPATCH OF THE COMPOSITE DOCUMENT FOR THE H SHARE OFFER AND THE PROPOSAL TO WITHDRAW LISTINGS
The Composite Document for the H Share Offer and the proposal to withdraw listings containing, among other things, details of the H Share Offer and the proposal to withdraw listings, the letter from the Independent Board Committee and the letter from the H Share Offer Independent Financial Adviser, the acceptance and transfer form, the notice of the H Share Class Meeting and the proxy form for the H Share Class Meeting will be despatched to the Jilin H Shareholders on 16 November 2005. The latest time for return of voting instruction cards by Jilin ADS Holders to U.S. depositary for the ADSs is 5:00 p.m. (New York City time) on 19 December 2005. The latest time for lodging proxy forms in respect of the H Share Class Meeting is 10:00 a.m. on 30 December 2005.
Jilin H Shareholders and Jilin ADS Holders are encouraged to read the Composite Document for the H Share Offer carefully before deciding whether or not to accept the H Share Offer.
OVERSEAS JILIN H SHAREHOLDERS
The H Share Offer will be made to all the Jilin H Shareholders and the Jilin ADS Holders (other than the Offeror and parties acting in concert with the Offeror), including those whose registered addresses, as shown on the register of members of Jilin, are outside Hong Kong (the Overseas Shareholders).
It is the responsibility of any Overseas Shareholder who wishes to accept the H Share Offer to satisfy himself/herself as to the full observance of the laws of the relevant jurisdiction in that connection, including the obtaining of any governmental or other consent which may be required or the compliance with other necessary formalities or legal requirements and the payment of any transfer or other taxes due in respect of such jurisdiction.

EXPECTED TIMETABLE
Unless the H Share Offer is revised or extended with the consent of the Executive, or becomes or is declared unconditional at an earlier time, the latest time and date for acceptance of the H Share Offer will be 4:00 p.m. on 6 January 2006 (the First Closing Date).
The Offeror will publish an announcement on the website of the Hong Kong Stock Exchange and the Shenzhen Stock Exchange on the First Closing Date, stating whether the H Share Offer has been revised or extended, has expired or has become or been declared unconditional (whether as to acceptances or in all respects). Such announcement will be published in the South China Morning Post (in English) and the Hong Kong Economic Times (in Chinese) on 9 January 2006, and filed with the United States Securities and Exchange Commission and delivered to the NYSE.

Despatch date of the Composite Document	Wednesday, 16 November 2005

Opening date of the H Share Offer	Wednesday, 16 November 2005

Record date for Jilin ADS Holders for the H Share Class Meeting	Wednesday, 23 November 2005

Latest time for lodging transfers of the Jilin H Shares in order to be entitled to attend and vote at the H Share Class Meeting	4:00 p.m. on Thursday, 1 December 2005

Closure of the register of Jilin for the determination of entitlements of the Jilin Independent H Shareholders to attend and vote at the H Share Class Meeting	Friday, 2 December 2005 to
Saturday, 31 December 2005

Last day for return of reply slips for the H Share Class Meeting	Monday, 12 December 2005

Latest time for return of voting instruction cards by Jilin ADS Holders to U.S. depositary for the ADSs	5:00 p.m. (New York City time)
on Monday, 19 December 2005

Latest time for lodging proxy forms in respect of the H Share Class Meeting	10:00 a.m. on Friday, 30 December 2005

Record date for Jilin H Shareholders for the H Share Class Meeting	4:00 p.m. on Friday, 30 December 2005

H Share Class Meeting	10:00 a.m. on Saturday, 31 December 2005

Latest time for acceptance of the H Share Offer in respect of the Jilin ADSs by Jilin ADS Holders	5:00 p.m. (New York City time)
on Thursday, 5 January 2006

Latest time for acceptance of the H Share Offer on the First Closing Date	4:00 p.m. on Friday, 6 January 2006

First Closing Date	Friday, 6 January 2006

Last day of trading the Jilin H Shares on the Hong Kong Stock Exchange	Tuesday, 17 January 2006

Withdrawal of the listings of the Jilin H Shares from the Hong Kong Stock Exchange and the Jilin H Shares and Jilin ADSs from the NYSE and latest time for trading the Jilin ADSs on the NYSE	9:30 a.m. on Monday, 23 January 2006

Further details of the expected timetable of the H Share Offer are set out in the Composite Document for the H Share Offer.
In accordance with Rule 15.3 of the Takeovers Code, the Offeror will make an announcement as and when the H Share Offer becomes or is declared unconditional.
The Offeror reserves the right to extend the H Share Offer in accordance with the relevant provisions of the Takeovers Code. If the Offeror decides to extend the H Share Offer, the announcement of such extension will state the next closing date of the H Share Offer.
Jilin H Shareholders and Jilin ADS Holders are advised to read PetroChina’s tender offer statement on Schedule TO (that contains the Composite Document), Jilin’s solicitation/recommendation statement on Schedule 14D-9, PetroChina and Jilin’s joint Schedule 13E-3 (that contains the Composite Document) and any other documents relating to the H Share Offer that are filed with the SEC when they become available because they will contain important information. When filed with the SEC, any such Schedule TO, Schedule 14D-9, Schedule 13E-3 and any related documents will be available free of charge at the SEC’s website, at www.sec.gov. In addition, all such documents will be made available to Jilin H Shareholders and Jilin ADS Holders in the U.S. free of charge by writing to Zhang Liyan at No. 9 Longtan Street, Longtan District, Jilin City, Jilin Province, the People’s Republic of China (the PRC).

By order of the Board	By order of the Board
PetroChina Company Limited	Jilin Chemical Industrial Company Limited
Li Huaiqi	Zhang Liyan
Secretary to the Board	Secretary to the Board
Beijing, the PRC
15 November 2005
As at the date of this Announcement, the Chairman of the Offeror is Mr Chen Geng; the Vice Chairman of the Offeror is Mr Jiang Jiemin; the Executive Directors of the Offeror are Messrs Su Shulin and Duan Wende; the Non-executive Directors of the Offeror are Messrs Zheng Hu, Zhou Jiping, Wang Yilin, Zeng Yukang, Gong Huazhang and Jiang Fan; and the Independent Non-executive Directors of the Offeror are Messrs Chee-Chen Tung, Liu Hongru and Franco Bernabè. The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information in this Announcement (other than in respect of Jilin) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this Announcement have been arrived at after due and careful consideration and there are no other facts not contained in this Announcement the omission of which would make any of the statements in this Announcement misleading.
As at the date of this Announcement, the Executive Directors of Jilin are Messrs Yu Li, Zhang Xingfu and Li Chongjie; the Non-executive Directors of Jilin are Messrs Yang Dongyan, Xiang Ze, Ni Muhua and Jiang Jixiang; and the Independent Non-executive Directors of Jilin are Messrs Wang Peirong, LŸ Yanfeng, Zhou Henglong and Fanny Li. The directors of Jilin jointly and severally accept full responsibility for the accuracy of the information relating to Jilin in this Announcement and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this Announcement (other than those relating to the Offeror and parties acting in concert with it) have been arrived at after due and careful consideration and there are no other facts not contained in this Announcement (other than those relating to the Offeror and parties acting in concert with it) the omission of which would make any of the statements in this Announcement misleading.

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